Exhibit (c)(iv)
PRELIMINARY DRAFT Project Seashore Special Committee materials June 22nd, 2023 1

PRELIMINARY DRAFT The accompanying materials were compiled on a confidential basis by Rothschild & Co US Inc. (“Rothschild & Co”) for the use and benefit of the Special Committee (the “Special Committee”) of the Board of Directors of Consolidated Communications Holdings, Inc. (the “Company” or “Condor”) solely in connection with its evaluation of the transaction referred to herein. Neither Rothschild & Co nor any of its affiliates, nor any of its or their respective officers, directors, employees, advisors, agents or representatives, represents or warrants as to the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying materials is, or shall be relied upon as, a promise or representation as to the past, present or future. It should be understood that these materials, including any valuations and/or estimates or projections contained in the accompanying materials, were prepared or derived from information supplied by the Company or derived from public sources, without any independent verification by Rothschild & Co. This information, including any valuations, estimates or projections, involves numerous and significant assumptions and subjective determinations by the Company’s management and other sources, which may or may not be correct, although the Company has represented that the materials are reasonably based. Rothschild & Co assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information or the achievability of any such valuations and/or estimates or projections. To the extent such information includes any estimates or projections of future financial performance, Rothschild & Co has assumed that such estimates or projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). The accompanying material does not represent an opinion as to the prices at which the Company, or any interests therein, actually would be acquired or sold. Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information available to Rothschild & Co and financial, stock market and other conditions and circumstances existing and disclosed to Rothschild & Co as of the date hereof. Rothschild & Co does not have any obligation to update, review or reaffirm these materials. The presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Rothschild & Co. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. No single analysis contained herein can be deemed more or less important than any other analysis and these analyses must be considered, in their totality, with the oral briefing provided by Rothschild & Co. Prior to entering into any transaction, the Special Committee should determine, without reliance on Rothschild & Co or its affiliates, the economic risks and merits as well as the legal, tax and accounting characterizations and consequences of any such transaction. In this regard, by accepting these materials, the Special Committee acknowledges that Rothschild & Co is not in the business of providing (and the Special Committee is not relying on Rothschild & Co for) legal, tax or accounting advice, and the Special Committee should receive (and rely on) separate and qualified legal, tax and accounting advice. These materials do not constitute an offer or solicitation to sell or purchase any securities. Rothschild & Co is not acting in any capacity as a fiduciary or agent of the Special Committee, the Board of Directors or the Company. In the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their clients in equity, debt or other securities (or related derivative securities) or financial instruments of the Company or any of its affiliates or any other company that may be involved in a transaction. THIS PRESENTATION IS CONFIDENTIAL AND WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR FILING THEREOF UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE. THIS PRESENTATION MAY NOT BE COPIED BY, OR DISCLOSED OR MADE AVAILABLE TO, ANY PERSON WITHOUT THE PRIOR WRITTEN APPROVAL OF Rothschild & Co. THIS PRESENTATION IS NOT INTENDED TO BE USED OR RELIED UPON, AND SHOULD NOT BE USED OR RELIED UPON, BY ANY PERSON OTHER THAN THE SPECIAL COMMITTEE AND MAY NOT BE USED BY ANY OTHER PERSON WITHOUT PRIOR WRITTEN APPROVAL OF Rothschild & Co. Disclaimer 1. Section name 2

PRELIMINARY DRAFT Contents Situation overview Overview of business plan Preliminary valuation perspectives Valuation detail Alternative considerations Appendix Additional valuation support Other supporting materials 1 2 3 4 5 4 10 16 25 31 46 A B 47 54 3

Situation overview 1 4

PRELIMINARY DRAFT ◼ On April 12, 2023, Seagull and Blue Jay submitted a non-binding proposal at $4.00 / share to take Condor private ◼ Rothschild & Co (“R&Co”) was engaged as financial advisor to the Special Committee of the Board of Condor on May 16, 2023 ◼ During May and June, R&Co and the Special Committee were provided access to Condor’s internal operating and financial information and to Condor’s Management team for the purposes of performing a due diligence review of Condor, its recent performance and outlook including Management’s Standalone Long-Range Plan (“Standalone LRP”) ◼ For purposes of evaluating Condor’s business and performing preliminary valuation analysis, the Special Committee instructed R&Co to use the Standalone LRP ◼ Assumptions for the Standalone LRP were based on Management’s current view of business conditions and outlook as of June 2023 ◼ Based on projected business performance and capital commitments to certain inventory purchases and Rural Digital Opportunity Fund (“RDOF”) related capital spend, the Standalone LRP contemplates a significant reduction in the pace at which Condor overbuilds fiber in order to maintain adequate liquidity ◼ Certain non-core analyses utilize additional illustrative cases: □ Illustrative Buyer Plan (Including Pre-Closing Capital) – assumes Condor Management’s continued acceleration of its fiber build achieving 70% penetration by 2026 – this case requires additional capital by year end 2023 to fully fund □ Illustrative Buyer Plan (No Pre-Closing Capital) – for the purposes of evaluating a buyer’s ability to pay, assumes a build rate in line with the Standalone LRP through an illustrative transaction close date of 12/31/24, with assumed reacceleration of the build in line with the Illustrative Buyer Plan (No Pre-Closing Capital) (and related capital requirements) post-close ◼ In evaluating the Standalone LRP, R&Co has observed: ◼ Standalone LRP reflects a build-out cadence that allows Condor to remain within its current liquidity constraints with minimal cushion over the next few years (reaching a low point in liquidity of $12m in 2025) ◼ Given limited liquidity, minor fluctuations to the Standalone LRP would result in liquidity issues unless the fiber build-out is slowed further, subscriber growth is pursued less aggressively or paused, and / or new outside capital is injected (which may have a dilutive impact to current shareholders) ◼ Conversely, acceleration of the plan is limited by liquidity over the next 5 years without raising external capital or outperformance on penetration / profitability in a challenging market environment ◼ R&Co has relied on the Standalone LRP projections for the analyses laid out on subsequent pages of these materials. While certain sensitivity analyses have been performed to assess the valuation impact of changes to certain assumptions underlying the Standalone LRP, these analyses do not consider the resulting degradation of liquidity in situations where assumptions in the Standalone LRP are not met or the potential valuation impact of a liquidity shortfall 3 2 1 4 Situation overview 1. SITUATION OVERVIEW 1 Situation overview 5 6 5

PRELIMINARY DRAFT Seagull proposal: key terms Source: Amended Form SC 13D dated April 13, 2023 Notes: 1. Based on 39.3m shares held by Seagull per Amended Form SC 13D dated April 13, 2023 and Condor Management-provided FDSO of 118.7m as of May 31, 2023 2. Unaffected date is April 12, 2023, the last trading day prior to public announcement of Seagull’s non-binding proposal 3. Seagull-calculated VWAP based on trading days; premium to 1-month calendar day VWAP as of April 12, 2023 is ~61% 4. Share price as of June 16, 2023 On April 12, 2023, Seagull submitted a non-binding proposal at $4.00 / share to take Condor private Seagull proposal and market reaction ◼ Condor’s Board of Directors received a non-binding proposal from Seagull / Blue Jay to acquire the remaining ~67%1 equity stake of the Company’s outstanding shares for $4.00 / share □ The $4.00 proposal price represented a ~45% premium to the unaffected price2 of $2.76 and, per the letter, a 52% premium to 30-trading day VWAP3 □ The stock immediately reacted with a 1-day stock price increase of ~40% (increased from $2.76 to $3.83) □ Current share price of $3.704 Form of consideration / funding ◼ All cash transaction ◼ Transaction funded with equity; stated no need for debt financing as existing capital structure will remain in place under continued Seagull ownership (i.e., Seagull is a “Permitted Holder” under the terms of the credit agreement) □ Blue Jay, a significant LP in Seagull’s fund, intends to contribute a meaningful amount of equity into the transaction □ Seagull has subsequently verbally indicated that it will fully backstop the equity funding in the event Blue Jay does not invest Other proposal terms / conditions ◼ Seagull conditioned that the proposal be: □ Considered and recommended by an independent Special Committee, advised by independent legal and financial advisors □ Approved by holders of the majority of outstanding common shares not owned by Seagull or Blue Jay ◼ Seagull stated that it is not interested in selling its shares or in an alternative change of control transaction, and would not vote in favor of any alternative sale, merger or similar transaction 1 Situation overview 6

PRELIMINARY DRAFT

1 Situation overview

Seagull proposal in context: Side-by-side vs. Unaffected[1]

Key assumptions

	Unaffected (4/12/2023)[2]	Seagull Proposal[2,3]
Illustrative share price	**$2.76**	**$4.00**
(×) Fully diluted shares outstanding	118.7	118.7
Implied Condor equity value	**$328**	**$475**
(+) Total debt	2,195	2,195
(+) Net, tax-effected PBO and OPEB[5]	95	95
(-) Cash and cash equivalents	(336)	(336)
(+) Preferred stock (at liquidation pref.)	488	488
(-) Other adjustments[6]	(1)	(1)
Implied enterprise value	**$2,767**	**$2,914**

Implied multiples

	Unaffected (4/12/2023)	Seagull Proposal
Standalone LRP[7]		
EV / LTM Mar-23PF Adj. EBITDA	7.9x	8.3x
EV / 2023E Adj. EBITDA	8.6x	9.1x
EV / 2024E Adj. EBITDA	7.6x	8.1x
Consensus[8]		
EV / 2023E Adj. EBITDA	8.7x	9.2x
EV / 2024E Adj. EBITDA	8.2x	8.7x

Implied premia

	Unaffected (4/12/2023)	Seagull Proposal
Unaffected (April 12, 2023; $2.76)	n.a.	45%
Current (June 16, 2023; $3.70)	(25%)	8%
1-month VWAP ($2.49)[4]	11%	61%
2-month VWAP ($2.86)[4]	(4%)	40%
3-month VWAP ($3.07)[4]	(10%)	30%
6-month VWAP ($3.54)[4]	(22%)	13%
52-week high (June 24, 2022; $7.50)	(63%)	(47%)
52-week low (March 24, 2023; $2.15)	28%	86%

Sources: Standalone LRP, company filings, press releases, FactSet (as of June 16, 2023 and April 12, 2023)

Notes:

1. Unaffected date is April 12, 2023, the last trading day prior to public announcement of Seagull's non-binding proposal
2. Balance sheet as of March 31, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of May 31, 2023
3. Per proposal in Seagull's amended 13-D dated April 13, 2023
4. Calendar day VWAP; as of April 12, 2023
5. Tax-effected at 26% tax rate (tax rate per Condor Management)
6. Other adjustments include NCI and Investments
7. Based on Standalone LRP; LTM on like-for-like basis to go-forward business per Condor Management pro forma for divestures of Ohio and Kansas City operations and wireless partnerships
8. Consensus Adj. EBITDA based on FactSet median consensus estimates

7

PRELIMINARY DRAFT $11.65 $3.70 6.2x 8.8x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 May-18 Aug-18 Nov-18 Feb-19 May-19 Aug-19 Nov-19 Feb-20 May-20 Aug-20 Nov-20 Feb-21 May-21 Aug-21 Nov-21 Feb-22 May-22 Aug-22 Nov-22 Feb-23 May-23 EV / NTM EBITDA multiple (x) Stock price ($ actuals) Stock price Q/K filed Seagull events Divestitures EV / NTM EBITDA Condor 5-year stock price and valuation multiple1 history Condor historical trading performance Sources: Company filings, press releases, FactSet (as of June 16, 2023) Note: 1. Fully diluted shares include outstanding shares and PSAs April 12, 2023 Seagull submits and publicly announces going-private proposal March 7, 2022: Seagull publicly discloses interest in increasing ownership / acquiring Condor October 2, 2020: Seagull closed on stage one investment September 14, 2020: Condor announced strategic investment from Seagull December 7, 2021: Seagull closed on stage two investment Divestiture announcements: ◆ Sep-21: Sale of Ohio assets ◆ Mar-22: Sale of Kansas City assets ◆ Aug-22: Sale of Wireless Partnership 1 Situation overview 8

PRELIMINARY DRAFT ◼ Their view that $4.00 per share price is insufficient ◼ Their view, based on past public commentary of Management, that Condor is "fully-funded” to meet needs of its publicly-stated business plan objectives ◼ Their belief that Condor is “significantly undervalued” ◼ No interest by them in selling shares at or near the Seagull proposal ◼ Their view that Condor is at an inflection point in value creation given large capital spend over last few years not yet reflected in performance of business ◼ Their view that asset value supports a stock price well in excess of the Seagull proposal and any recent / longer-term average share prices 1 2 3 4 5 6 Preliminary Condor shareholder feedback 1. SITUATION OVERVIEW As requested by the Special Committee, Rothschild & Co has engaged in a preliminary, information-gathering discussion with select shareholders who had previously attempted to contact the Special Committee Conducted two calls, a Special Committee member participated in one discussion and Rothschild & Co had the second call without participation of the Special Committee; third call is pending ◼ Rothschild & Co and the Special Committee member in listen only mode ◼ Based on the feedback, each investor appeared to be sophisticated and well-informed about the Condor business (based on publicly available information) Summary take-aways from the two shareholder calls include: 1 Situation overview 9

Overview of business plan 2 10

PRELIMINARY DRAFT Management Standalone Long-Range Plan (“Standalone LRP”): review of plan development Source: Standalone LRP, Condor Management ◼ In May 2023, Condor Management revisited its prior projections, and prepared the Standalone LRP based on its current view of business conditions and outlook. The Standalone LRP reflects: □ Recalibration of fiber build pace to manage around short-term liquidity constraints □ Continued focus on long-term objective of 70% fiber coverage, achieved by 2029 vs. previous 2026 target □ Renewed confidence on long-term fiber penetration target of 40% driven by new sales / marketing leadership and go-to-market strategy □ Input from recently appointed leadership on the timing and pace of recovery in the Commercial business □ Up-to-date perspectives on fiber build costs and operating expense assumptions ◼ Newly determined short-term liquidity constraints: □ Near-term liquidity impacted by inventory purchase commitments & current run-rates for success-based / maintenance CapEx (~$30m) and build plan, including RDOF-related capital spend, (~$88m) in 2023 / 24. Based on leverage profile, full revolver availability remains constrained over the next 24 months □ Standalone LRP maximizes pace of build-out while operating at a minimum of ~$12m of liquidity in 2025, with revolver capacity effectively fully consumed ◼ Potential risks and opportunities in the Standalone LRP: □ Given limited liquidity, minor downside deviation to the Standalone LRP would result in the need for further slowing of the fiber build out, a slowdown or cessation in pursuing new subscriber growth, or injection of outside capital □ Conversely, acceleration of the Standalone LRP is limited by liquidity over the next 5 years without raising external capital or outperformance on penetration / profitability in a challenging market environment □ Preliminary perspectives on BEAD funding opportunities identified and considered by Condor Management to be reflected in Standalone LRP; but extent of upside requires further detail on timing and access to location data to be fully quantified 2 Overview of business plan 11

PRELIMINARY DRAFT

2 Overview of business plan

Standalone LRP: review of key plan assumptions

Key assumptions

- Build plan balances maximization of fiber deployment while managing liquidity / maintaining covenant compliance
  - By 2027, business generates sufficient free cash flow to re-accelerate fiber build, reaching 71%[1] fiber coverage by 2029E
  - CapEx cost per fiber passing ramps as RDOF market obligations are met in next few years
- Terminal residential fiber cohort penetration rates (40%) combined with higher ARPUs vs. legacy copper network results in material residential sales growth throughout the period
- Enterprise revenues grow at a CAGR of ~3.2% from 2024 – 2031E, leading to an overall recovery of Commercial & Carrier revenue to 2019 levels after multiple years of negative growth
- Operationally, COGS efficiency measures and improved operating leverage as fiber penetration ramps throughout the period lead to meaningful Adj. EBITDA margin expansion (~50% by 2031E)

Selected fiber build KPIs

Fiber passings built (000s)


201
75
45
60
125
173
206
2023E
2024E
2025E
2026E
2027E
2028E
2029E

Cost per passing ($ actual)


$474
$849
$925
$1,190
$1,460
$850
$850
2023E
2024E
2025E
2026E
2027E
2028E
2029E

% fiberized of ~2.5m[2] total passings


45%
48%
50%
52%
57%
63%
71%
2023E
2024E
2025E
2026E
2027E
2028E
2029E

Source: Standalone LRP
Notes:
1. Includes residential and SMB
2. Reflects total copper + fiber passings; copper + fiber passings remain constant across forecast period at 2.5m passings

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PRELIMINARY DRAFT Standalone LRP vs. consensus estimates1 In $ millions Sources: Standalone LRP, FactSet (as of June 16, 2023) Notes: 1. Median of broker estimates 2. Number of estimates denoted as number of EBITDA estimates / number of CapEx estimates Revenue Adj. EBITDA CapEx Adj. EBITDA less CapEx2 1,119 1,145 1,209 1,284 1,333 1,117 1,126 1,162 1,205 1,276 2023E 2024E 2025E 2026E 2027E Chart Title 321 362 434 527 599 318 336 367 439 551 2023E 2024E 2025E 2026E 2027E Chart Title 460 356 284 274 439 319 441 459 392 225 2023E 2024E 2025E 2026E 2027E (139) 6 150 252 280 (121) (105) (92) 48 326 2023E 2024E 2025E 2026E 2027E Chart Title Standalone LRP Consensus estimate Number of estimates 3 3 2 1 1 1 1 1 1 3 3 3 2 1 3 / 1 3 / 1 3 / 1 2 / 1 1 2 Overview of business plan 13 Memo: number of Adj. EBITDA estimates / number of CapEx estimates

PRELIMINARY DRAFT CAGR $m, unless noted 2020PF 2021PF 2022PF 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E (23-27) (27-31) Residential fiber $126 $198 $288 $377 $440 $510 $577 $645 $692 37% 12% Resi copper, video, voice 328 301 278 257 231 213 195 178 163 (8%) (8%) SMB 9 1 8 7 8 5 8 6 8 9 9 1 9 4 9 6 9 8 (0%) 2 % Enterprise1 295 295 300 309 322 335 347 357 367 2% 3 % Carrier2 144 136 139 141 143 144 146 147 149 (0%) 1 % Other3 135 127 120 114 108 102 9 7 9 3 8 8 (6%) (5%) Revenue $1,238 $1,222 $1,145 $1,119 $1,145 $1,209 $1,284 $1,333 $1,396 $1,456 $1,517 $1,557 4% 4% % growth n.a. (1%) (6%) (2%) 2% 6% 6% 4% 5% 4% 4% 3 % Gross profit $1,090 $1,066 $997 $881 $926 $996 $1,074 $1,133 $1,190 $1,242 $1,296 $1,331 7% 4% % margin 88% 87% 87% 79% 81% 82% 84% 85% 85% 85% 85% 85% Adj. EBITDA4 $462 $442 $369 $321 $362 $434 $527 $599 $652 $694 $746 $772 17% 7% % margin 37% 36% 32% 29% 32% 36% 41% 45% 47% 48% 49% 50% Unlevered free cash flow5 ($25) $97 $124 $150 $214 $221 $363 $399 n.a. 28% % margin (2%) 8% 10% 11% 15% 15% 24% 26% Memo: CapEx ($460) ($356) ($284) ($274) ($319) ($318) ($336) ($231) ($221) (9%) (9%) CapEx / Revenue % 41% 31% 23% 21% 24% 23% 23% 15% 14% Change in working capital (20) 1 1 7 (23) (1) 1 2 (5) (10) (2) (55%) 30% EBITDA - CapEx ($139) $6 $150 $252 $280 $334 $358 $515 $552 n.a. 19% % conversion (43%) 2% 35% 48% 47% 51% 52% 69% 71% Cost / Passing $474 $849 $925 $1,190 $1,460 $850 $850 n.a. n.a. 32% n.a. Notes: 1. Enterprise revenue includes other commercial revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 2. Carrier revenue includes other carrier revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 3. Other revenue includes other subsidy revenue (excluding CAF), CAF / RDOF subsidy revenue, special access revenue, network / switched access revenue, USF revenue and other products / services rev. Source: Standalone LRP, pro forma historical periods (2020-2022) provided by Condor Management (normalized to exclude divestures of Ohio and Kansas City operations and wireless partnerships) Summary of Standalone LRP 4. Adj. EBITDA does not account for burden of SBC 5. Unlevered free cash flow per Standalone LRP; calculated as EBIT – taxes + tax depreciation – CapEx + / - change in NWC; does not consider generated nor utilized NOLs; negative EBIT results in $0 tax paid; contemplating L3Q 2023 unlevered free cash flow for purposes of valuation 2 Overview of business plan 14

PRELIMINARY DRAFT Summary of Standalone LRP (cont’d) Source: Standalone LRP Notes: 1. Adj. EBITDA does not account for burden of SBC 2. Defined as respective metric ÷ Adj. EBITDA 3. Levered free cash flow per Standalone LRP; calculated as EBITDA – taxes – CapEx + / - change in NWC – cash interest – finance lease payments – pension / OPEB contributions – one-time items; does not contemplate impact of NOL generation / utilization 4. Net debt excludes deferred debt issuance costs 5. Total liquidity based on cash on hand and revolver availability 2 Overview of business plan 15 Select cash flow and leverage metrics CAGR $ m 2023E 2024E 2025E 2026E 2027E (23-27) Adj. EBITDA1 $321 $362 $434 $527 $599 17% % margin 29% 32% 36% 41% 45% Build (168) (92) (38) (55) (116) (9%) Success-based (175) (163) (166) (146) (134) (6%) Maintenance capex (117) (101) (79) (73) (69) (12%) CapEx ($460) ($356) ($284) ($274) ($319) (9%) % sales 41% 31% 23% 21% 24% Adj. EBITDA1 - CapEx ($139) $ 6 $150 $252 $280 n.a. % conversion 2 (43%) 2% 35% 48% 47% Levered free cash flow3 ($376) ($201) ($48) $11 $68 n.a. % conversion 2 (117%) (56%) (11%) 2% 11% Leverage3 6.7x 6.5x 5.5x 4.5x 3.8x n.a. Memo: Net debt3,4 2,158 2,347 2,370 2,347 2,275 n.a. Liquidity5 $261 $60 $12 $24 $76 n.a.

Preliminary valuation perspectives 3 16

PRELIMINARY DRAFT

3 Preliminary valuation perspectives

Overview of preliminary valuation methodologies and other references

Selected public company analysis	▪ **Selected publicly-traded companies in the U.S. broadband sector** ▪ **Analysis based on implied enterprise value multiples of CY 2024 revenue and CY 2024 Adj. EBITDA** ▪ **Selected revenue and Adj. EBITDA multiples applied to Condor 2024 revenue and Adj. EBITDA, respectively, based on Standalone LRP**
Selected precedent transactions analysis	▪ **Selected precedent acquisition transactions in the U.S. broadband sector** ▪ **Analysis based on implied transaction enterprise value multiples of last twelve months (LTM) Adj. EBITDA** ▪ **Selected multiples applied to Condor's LTM (March 2023) Adj. EBITDA as per Standalone LRP[1]**
Illustrative discounted cash flow analysis	▪ **Analysis of Standalone LRP as provided on June 19, 2023** □ Valuation date as of March 31, 2023 □ Perpetuity growth rates of 1.5 – 2.5% □ Weighted average cost of capital (WACC) of 9.5 – 10.5% □ Valuation range includes present value of Condor net operating losses which have been valued separately
Other references – Premia paid analysis	▪ **Analysis of observed premia to unaffected stock price in all-cash going private transactions and acquisitions** □ Going-private transactions include U.S. targets with transaction enterprise values above $250m since 2013 with pre-transaction acquiror ownership greater than 15% □ Acquisition transactions include U.S. targets with transaction enterprise values between $1.0 – 5.0bn since 2013 ▪ **Implied premia applied to Condor's unaffected stock price of $2.76 on April 12, 2023**
Other references – Other metrics	▪ **Condor 52-week stock trading range** ▪ **Equity research analysts stock price targets (both unaffected and following public announcement of Seagull's going private proposal)**

Source: Standalone LRP
Note:
1. LTM on like-for-like basis to go-forward business per Condor Management pro forma for divestures of Ohio and Kansas City operations and wireless partnerships

17

PRELIMINARY DRAFT

3 Preliminary valuation perspectives

Preliminary assessment of valuation methodologies

April 12th closing price: $2.76 | Seagull proposal: $4.00

	Methodology		Per-share value ($ actual)[1,2]	Implied EV ($bn)[2]	Assumptions
Core methodologies	Selected public company analysis	EV / 2024E Revenue	1.25 – 6.00	$2.6 – 3.2	▪ EV / 2024E Revenue: 2.25x – 2.75x
		EV / 2024E Adj. EBITDA	n.m. – 0.75	$2.0 – 2.5	▪ EV / 2024E Adj. EBITDA multiple: 5.5x – 7.0x
	Selected precedent transactions	EV / LTM Q1'23 Adj. EBITDA	n.m. – 7.00	$2.1 – 3.3	▪ EV / LTM Adj. EBITDA: 6.0x – 9.4x
	Illustrative discounted cash flow analysis		2.00 – 9.00 (2.75 – 9.75 Incl. NOL value[3])	$2.7 – 3.5	▪ PGR: 1.5 – 2.5% ▪ WACC: 9.5 – 10.5% ▪ Valuation date as of 3/31/2023
Other references	Premia paid analysis	All-cash going private transactions	3.50 – 4.50	$2.9 – 3.0	▪ 27 – 64% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
		All-cash acquisitions	3.25 – 4.25	$2.8 – 2.9	▪ 21 – 53% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
	Other metrics	52-week high / low	2.15 – 7.50	$2.7 – 3.3	▪ 52-week trading high and low closing prices as of June 16, 2023
		Analyst target prices *Unaffected*	2.50 – 4.50	$2.7 – 3.0	▪ Represents low and high of analyst target prices as of April 12, 2023[4]
		Analyst target prices *Current*	3.50 – 4.00	$2.9 – 2.9	▪ Represents low and high of analyst target prices as of June 16, 2023[4]

Sources: Standalone LRP, company filings, FactSet (as of June 16, 2023), Bloomberg (as of June 16, 2023), US Fed, Kroll Cost of Capital Guide

Notes:

1. Rounded to neared $0.25 except for 52-week high / low
2. Per Condor Management, assumes 118.7m fully diluted shares outstanding, net debt of $1.86bn, net, tax-effected PBO and OPEB of $94.5m, NCI of $7.8m, Investments of $9.1m and preferred equity valued at liquidation preference of $487.6m
3. NOL schedule based on Standalone LRP
4. Selection excludes SADIF Investment Analytics, which has not updated its target price since January 2023

18

PRELIMINARY DRAFT Enterprise value ($m) Implied terminal multiple at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $3,136 $3,219 $3,308 $3,402 $3,504 6.5x 6.8x 7.0x 7.3x 7.6x 9.75% 3,008 3,085 3,167 3,254 3,347 6.3x 6.6x 6.8x 7.0x 7.3x 10.00% 2,889 2,960 3,035 3,116 3,202 6.2x 6.4x 6.6x 6.8x 7.0x 10.25% 2,776 2,842 2,912 2,987 3,066 6.0x 6.2x 6.4x 6.6x 6.8x 10.50% 2,670 2,732 2,797 2,865 2,939 5.8x 6.0x 6.2x 6.4x 6.6x Implied share price Implied share price (incl. NOLs) at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $5.86 $6.57 $7.31 $8.11 $8.97 $6.62 $7.32 $8.07 $8.87 $9.73 9.75% 4.79 5.44 6.13 6.86 7.65 5.54 6.19 6.88 7.62 8.40 10.00% 3.78 4.38 5.02 5.70 6.42 4.53 5.13 5.77 6.44 7.17 10.25% 2.84 3.39 3.98 4.61 5.28 3.58 4.13 4.72 5.35 6.02 10.50% 1.94 2.46 3.01 3.59 4.20 2.68 3.20 3.74 4.32 4.94 Illustrative discounted cash flow analysis 3,4 2. STANDALONE LRP Sensitized valuation range1,2 4 4,5 Sources: Standalone LRP, company filings, Bloomberg (as of June 16, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Projected unlevered cash flows as per Standalone LRP; reviewed and approved for Rothschild & Co’s use by Condor Management 2. Terminal period assumptions per Condor Management; D&A assumed equal to CapEx per Condor Management 3. Valuation date as of March 31, 2023 4. Balance sheet as of March 31, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of May 31, 2023 5. Reference NOL valuation on Page 50 3 Preliminary valuation perspectives 19 Terminal value accounts for approximately 74 – 79% of DCF enterprise value

PRELIMINARY DRAFT

3 Preliminary valuation perspectives

DCF sensitivity to varying operating assumptions

Does not contemplate illustrative impacts to liquidity and NOL usage

Item	Base assumption	Sensitivity range			Implied per-share DCF midpoint range[1,2,3]	
		Low	Base	High	Low	High
Residential fiber terminal penetration	Residential fiber cohorts reach 40% penetration by year 6	35%	40%	45%	2.99	6.75
Cost per home passed	Blended cost per home passed increases from ~$850 in 2024 to ~$1,500 by 2027, dropping to $850 thereafter (pre-CWIP / Inventory)	-$200 vs. base	~$850 – ~1,500; $850	+$200 vs. base	4.41	5.40
Enterprise sales growth	Enterprise sales decline ~1% in 2023E and grow at a CAGR of ~3.2% from 2024 – 2031E	0%	~3.2%	5%	2.31	6.67
Non-video COGS % of sales	COGS % of sales decline from ~15.0% in 2023E and stepped down to 12.0% by 2027E; held at 12.0% through 2031E	-100 bps vs. base	~15.0 – 12.0%	+100 bps vs. base	4.07	5.97
Terminal Adj. EBITDA margin	Adj. EBITDA margin reaches ~49.6% by 2031E	45%	~49.6%	50%	1.12	5.37
Terminal CapEx % of sales	"Steady-state" CapEx estimated at 13% of sales in terminal period	10%	13%	15%	3.89	6.71

Base DCF midpoint: $5.02

Sources: Standalone LRP, company filings, FactSet (as of June 16, 2023), Bloomberg (as of June 16, 2023), US Fed, Kroll Cost of Capital Guide

Notes:

1. Balance sheet as of March 31, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of May 31, 2023
2. Valuation date as of March 31, 2023
3. Assumes WACC of 10.0% and PGR of 2.0%

20

PRELIMINARY DRAFT $2.76 $3.68 $5.87 $9.52 $11.47 $12.24 $0.95 $2.93 $6.26 $8.13 $8.99 n.m. $0.21 $3.48 $5.40 $6.40 – $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Unaffected Dec-23E Dec-24E Dec-25E Dec-26E Dec-27E 9.0x 8.0x 7.0x 2025E Implied PV of '25E share price at illustrative trading multiple of 6.0x 7.0x 8.0x 9.0x 10.0x 12.5% $0.63 $3.57 $6.42 $9.75 $13.01 13.0% 0.62 3.53 6.34 9.64 12.85 13.5% 0.62 3.48 6.26 9.52 12.69 14.0% 0.61 3.44 6.19 9.41 12.54 14.5% 0.60 3.40 6.11 9.29 12.39 2026E Implied PV of '26E share price at illustrative trading multiple of 6.0x 7.0x 8.0x 9.0x 10.0x 12.5% $3.02 $5.58 $8.40 $11.85 $15.17 13.0% 2.97 5.49 8.26 11.66 14.92 13.5% 2.92 5.40 8.13 11.47 14.67 14.0% 2.87 5.31 8.00 11.28 14.43 14.5% 2.82 5.23 7.87 11.10 14.20 2027E Implied PV of '27E share price at illustrative trading multiple of 6.0x 7.0x 8.0x 9.0x 10.0x 12.5% $4.43 $6.68 $9.37 $12.77 $15.99 13.0% 4.33 6.54 9.18 12.50 15.66 13.5% 4.24 6.40 8.99 12.24 15.33 14.0% 4.16 6.27 8.80 11.99 15.02 14.5% 4.07 6.14 8.62 11.74 14.71 Ke Ke Ke Sources: Standalone LRP, company filings, FactSet (as of June 16, 2023), Bloomberg (as of June 16, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Illustrative share prices based on fully diluted shares outstanding that includes illustrative shares issued from stock-based compensation at average illustrative future share price 2. 2025E – 2027E enterprise value to equity value bridge per Standalone LRP Illustrative PV of future share value 13.5% cost of equity PV of Future Share Value1,2 NTM EV / Adj. EBITDA: Observed public company multiples Illustrative multiple re-rating 3 Preliminary valuation perspectives 21 Cost of equity Cost of equity Cost of equity

PRELIMINARY DRAFT Sources and uses $ m % of total Sources and uses $ m % of total New debt $1,630 46% Rollover of debt $2,309 67% Cash on balance sheet 1 0 0 % Cash on balance sheet 1 0 0 % New equity 1,877 53% New equity 1,139 33% Total sources $3,517 100% Total sources $3,459 100% Memo: Incremental equity funding during ownership – Memo: Incremental equity funding during ownership $225 Equity purchase price ($4.00 / share) $475 13% Equity purchase price ($4.00 / share) $475 14% Refi existing gross debt 2,309 66% Rollover of debt 2,309 67% Redemption of preferred 583 17% Redemption of preferred 583 17% Transaction & financing fees 8 8 2 % Transaction & financing fees 4 1 1 % Call premium on Sr. Notes 1 2 0 % Cash to balance sheet 5 0 1 % Cash to balance sheet 5 0 1 % Total uses $3,517 100% Total uses $3,459 100% Acquisition by new financial buyer with refinancing of existing capital structure and take-out of preferred equity Acquisition by new financial buyer with portable capital structure through solicitation of a change of control waiver Illustrative financial buyer perspective assessment1 New buyer: illustrative new capital structure New buyer: capital structure rollover Sources: Illustrative Buyer Plan (No Pre-Closing Capital), R&Co financing extrapolations Notes: 1. Based on Illustrative Buyer Plan (No Pre-Closing Capital) 2. Assumes term loan B (4.5x leverage; 98.0 OID; 2.25% underwriter fee; priced at S+500) 3. Assumes preferred equity redeemed at applicable premium 4. Transaction fees include M&A fees, commitment fee on revolver, financing fees on term loan B and OID fees on term loan B 5. Represents call premium at 101 on 6.50% and 5.00% Senior Notes 6. Transaction fees include M&A fees, commitment fee on revolver and illustrative consent solicitation fee 2 3 5 4 3 6 Illustrative transaction close date of 12/31/2024; exit at 12/31/31 Ability to pay Target Share price at LTM exit multiple of Target Share price at LTM exit multiple of IRR 7.0x 8.0x 9.0x 10.0x IRR 7.0x 8.0x 9.0x 10.0x 14.0% $4.48 $7.05 $9.63 $12.21 14.0% $7.29 $9.86 $12.44 $15.02 15.5% 3.06 5.41 7.76 10.11 15.5% 6.05 8.40 10.76 13.11 17.0% 1.78 3.93 6.08 8.23 17.0% 4.94 7.09 9.24 11.39 18.5% 0.63 2.59 4.56 6.52 18.5% 3.94 5.91 7.87 9.84 20.0% -- 1.39 3.19 4.99 20.0% 3.04 4.84 6.64 8.44 EBITDA trajectory allows for additional leverage capacity in period and thus no further equity Existing capital structure prevents further debt financing; additional Sponsor equity is required during the projection period to fund fiber build 3 Preliminary valuation perspectives 22

PRELIMINARY DRAFT Sources and uses $m % of total Rollover of debt $2,309 68% Cash on balance sheet 10 0% Rollover of preferred 569 17% Rollover of equity 157 5% New equity 375 11% Total sources $3,421 100% Memo: Incremental equity funding during ownership $225 Equity purchase price ($4.00 / share) $475 14% Rollover of debt 2,309 68% Rollover of preferred 569 17% Transaction & financing fees 18 1% Cash to balance sheet 50 1% Total uses $3,421 100% Illustrative Seagull perspective assessment1 Sources: Illustrative Buyer Plan (No Pre-Closing Capital), R&Co financing extrapolations Notes: 1. Based on Illustrative Buyer Plan (No Pre-Closing Capital) 2. Based on liquidation preference of preferred as of 12/31/2024E 3. Transaction fees include M&A fees and commitment fee on revolver 4. Illustratively assumes preferred equity remains in place during investment period with a 9% semi-annual PIK coupon; Illustrative proceeds allocable to initial investment calculated as implied accreted liquidation value of preferred equity at exit plus implied proceeds to existing Seagull common equity stake; illustrative proceeds allocable to new Seagull & Blue Jay equity deployed calculated as implied total exit proceeds less proceeds allocated to initial investment Acquisition by Seagull with portable capital structure and no change of control given existing equity stake in business Overview Seagull ability to pay4 Target Share price at LTM exit multiple of IRR 7.0x 8.0x 9.0x 10.0x 14.0% $7.79 $10.36 $12.93 $15.50 15.5% 6.89 9.23 11.58 13.92 17.0% 6.07 8.21 10.36 12.50 18.5% 5.34 7.30 9.26 11.22 20.0% 4.68 6.47 8.27 10.06 Illustrative IRR on Seagull investments4 Represents implied IRR on Seagull’s initial common and preferred equity investments of $350m and $75m in 2020 and 2021, respectively 3 2 2 Illustrative close date of 12/31/2024; exit at 12/31/31 Represents return on new Seagull & Blue Jay equity deployed only Implied IRR at entry share price of $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 7.0x 15.7% 22% 19% 17% 15% 14% 12% 8.0x 16.9% 26% 23% 21% 19% 17% 16% 9.0x 17.9% 29% 26% 24% 22% 20% 19% 10.0x 18.9% 32% 29% 27% 25% 23% 22% Exit multiple IRR on initial inv. 3 Preliminary valuation perspectives 23

PRELIMINARY DRAFT Illustrative share price $2.76 $3.70 $4.00 $4.50 $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 $8.00 Implied premia to: Unaffected (April 12, 2023) $2.76 – 34.1% 44.9% 63.0% 81.2% 99.3% 117.4% 135.5% 153.6% 171.7% 189.9% Current (June 16, 2023) $3.70 (25.4%) – 8.1% 21.6% 35.1% 48.6% 62.2% 75.7% 89.2% 102.7% 116.2% 1-month VWAP $2.49 10.9% 48.6% 60.7% 80.8% 100.8% 120.9% 141.0% 161.1% 181.2% 201.3% 221.3% 2-month VWAP $2.86 (3.5%) 29.3% 39.8% 57.3% 74.8% 92.3% 109.7% 127.2% 144.7% 162.2% 179.7% 3-month VWAP $3.07 (10.1%) 20.5% 30.3% 46.6% 62.8% 79.1% 95.4% 111.7% 128.0% 144.3% 160.5% 6-month VWAP $3.54 (22.1%) 4.4% 12.9% 27.0% 41.1% 55.2% 69.3% 83.4% 97.5% 111.6% 125.7% 52-week high (June 24, 2022) $7.50 (63.2%) (50.7%) (46.7%) (40.0%) (33.3%) (26.7%) (20.0%) (13.3%) (6.7%) – 6.7% 52-week low (March 24, 2023) $2.15 28.4% 72.1% 86.0% 109.3% 132.6% 155.8% 179.1% 202.3% 225.6% 248.8% 272.1% (×) Fully diluted shares outstanding 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 Implied equity value $328 $439 $475 $534 $593 $653 $712 $771 $831 $890 $949 (+) Net debt 1,859 1,859 1,859 1,859 1,859 1,859 1,859 1,859 1,859 1,859 1,859 (+) Preferred stock (at liquidation pref.) 488 488 488 488 488 488 488 488 488 488 488 (+) Other adjustments 93 93 93 93 93 93 93 93 93 93 93 Implied enterprise value $2,767 $2,879 $2,914 $2,974 $3,033 $3,092 $3,152 $3,211 $3,270 $3,330 $3,389 Memo: implied EV premium – 4.0% 5.3% 7.5% 9.6% 11.8% 13.9% 16.0% 18.2% 20.3% 22.5% Implied multiples EV / Revenue 2022PF $1,145 2.42x 2.51x 2.54x 2.60x 2.65x 2.70x 2.75x 2.80x 2.86x 2.91x 2.96x LTM Mar-23PF 1,133 2.44 2.54 2.57 2.62 2.68 2.73 2.78 2.83 2.89 2.94 2.99 2023E 1,119 2.47 2.57 2.60 2.66 2.71 2.76 2.82 2.87 2.92 2.97 3.03 2024E 1,145 2.42 2.51 2.55 2.60 2.65 2.70 2.75 2.80 2.86 2.91 2.96 EV / Adj. EBITDA 2022PF $369 7.5x 7.8x 7.9x 8.1x 8.2x 8.4x 8.5x 8.7x 8.9x 9.0x 9.2x LTM Mar-23PF 349 7.9 8.2 8.3 8.5 8.7 8.9 9.0 9.2 9.4 9.5 9.7 2023E 321 8.6 9.0 9.1 9.3 9.5 9.6 9.8 10.0 10.2 10.4 10.6 2024E 362 7.6 8.0 8.1 8.2 8.4 8.5 8.7 8.9 9.0 9.2 9.4 Analysis at various prices Seagull proposal implies 9.1x 2023E Adj. EBITDA and 8.1x 2024E Adj. EBITDA Unaffected Seagull Current proposal Sources: Company filings, FactSet (as of June 16, 2023 and April 12, 2023), Standalone LRP Notes: 1. Calendar day VWAPs; as of April 12, 2023 2. Balance sheet as of March 31, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of May 31, 2023 3. Other adjustments include net, tax-effected PBO and OPEB, NCI and Investments (net tax-effected PBO and OPEB provided per Condor Management, NCI and Investments sourced from Company filings) 4. Projected metrics per Standalone LRP; historical metrics per Condor Management on like-for-like basis to Standalone LRP pro forma for divestures of Ohio and Kansas City operations and wireless partnerships 2 3 4 2 1 1 1 1 3 Preliminary valuation perspectives 24

Valuation detail 4 25

PRELIMINARY DRAFT Sources: Standalone LRP, company filings, FactSet (as of June 16, 2023 and April 12, 2023) Notes: 1. Peers based on consensus estimates 2. Including / excluding Condor preferred equity (at liquidation preference of $487.6m as per Q1 2023 Form 10-Q) 3. LTM metric per Condor Management on like-for-like basis to Standalone LRP pro forma for divestures of Ohio and Kansas City operations and wireless partnerships 3.8x 3.2x 4.0x 0.7x 6.7x 4.5x 2.8x 2.7x 5.3x 6.7x 2% (2%) 1% 11% (1%) 2% 2% 3% 4% 6% (1%) 2% 30% 1% 3% 8% 8% 16% Condor (Standalone LRP) Revenue CAGR Adj. EBITDA CAGR Adj. EBITDA margin CapEx % of sales Net leverage 2023E – 2025E 2023E – 2025E 2023E 2023E – 2025E avg. LTM Mar-23A ILEC Rural cable Cable BB 2,3 Selected public company analysis: operational benchmarking 36% 32% 55% 29% 39% 40% 41% 24% 29% 51% 21% 23% 77% 18% 20% 34% 18% 32% Peer median1 2% 5% 37% 22% 3.5x 4 Valuation detail 26

PRELIMINARY DRAFT Rural cable ILEC Sources: Standalone LRP, company filings, FactSet (as of June 16, 2023 and April 12, 2023) Notes: 1. Peers based on consensus estimates 2. Metrics based on Standalone LRP; Balance sheet as of March 31, 2023 and outstanding stock and stock equivalents as of May 31, 2023 per Condor Management Selected public company analysis: valuation benchmarking 1 Condor 1 (Unaffected) Cable Broadband Consensus Standalone LRP 2.25x 1.66x 3.83x 3.37x 2.90x 2.73x 2.04x 1.47x 2.46x 2.42x Median: 1.96x Median: 3.60x Median: 2.73x 2.26x 1.60x 3.81x 3.80x 2.85x 2.80x 2.07x 1.50x 2.48x 2.47x Median: 1.93x Median: 3.80x Median: 2.80x EV / 2023E Revenue EV / 2024E Revenue 4 Valuation detail 27 6.3x 5.0x 6.9x 13.3x 7.4x 7.0x 5.1x 6.2x 8.7x 8.6x Median: 5.6x Median: 10.1x Median: 7.0x 6.0x 5.2x 6.8x 11.5x 7.3x 6.7x 4.8x 5.6x 8.2x 7.6x Median: 5.6x Median: 9.2x Median: 6.7x Overall median 2.53x 2.49x 6.6x 1 6.4x EV / 2023E Adj. EBITDA EV / 2024E Adj. EBITDA

PRELIMINARY DRAFT 8.8x 5.5x 6.3x 5.9x 9.4x 0.0x 4.0x 8.0x 12.0x 16.0x 20.0x 24.0x Average EV / NTM since (x) 10yr 5yr 4yr 3yr 2yr 1yr Condor 6.9x 6.4x 6.4x 6.7x 7.4x 8.2x ILEC Frontier 6.5x 6.5x 6.5x 6.5x 6.5x 6.4x Lumen 5.9x 5.6x 5.4x 5.4x 5.3x 5.1x Average 6.0x 5.8x 5.8x 5.8x 5.9x 5.8x Rural cable Cable One NM 13.3x 13.7x 12.9x 10.8x 8.0x Shentel NM NM NM NM NM 12.5x Average NM 13.6x 14.1x 13.5x 11.7x 10.2x Cable Altice 8.6x 8.5x 8.4x 8.2x 7.7x 7.2x Charter 9.3x 9.3x 9.4x 9.1x 8.3x 7.1x WOW! 7.0x 6.9x 6.9x 7.1x 7.1x 6.2x Average 8.6x 8.2x 8.2x 8.1x 7.7x 6.8x Broadband ATN International 6.7x 7.6x 7.1x 6.8x 6.6x 6.5x Overall average 8.2x 8.7x 8.7x 8.5x 8.1x 7.4x Average ex. Shentel 8.1x 8.5x 8.4x 8.1x 7.5x 6.6x Selected public companies: valuation over time EV / NTM EBITDA (L10Y)1 Sources: FactSet (as of June 16, 2023), company filings Note: 1. Includes Shentel beginning July 1, 2021, the closing date of the sale of its wireless assets and operations to T-Mobile 4 Valuation detail 28

PRELIMINARY DRAFT Target Acquiror EV ($bn) $0.3 $1.6 $0.9 $0.7 $0.2 $3.1 $0.3 $2.0 $10.5 $1.4 $7.5 Date Jun-14 Dec-16 Feb-17 Jul-17 Dec-19 Mar-20 Jan-21 Dec-13 Jan-14 May-19 Aug-21 7.3x 6.0x 9.4x 6.1x 6.4x 7.6x 5.0x 4.8x 6.7x 5.0x 5.5x Sources: company filings, press releases Notes: 1. Acquisition of wireline operations in Connecticut; 2014 PF Day 1 EBITDA from company investor presentation issued 12/17/13 2. Sale of wireline operations in California, Texas and Florida based on total consideration and segment EBITDA from investor presentation 2/5/15 and 8-K 6/2/15 respectively 3. Sale of operations and associated assets in Washington, Oregon, Idaho and Montana 4. Sale of ILEC business including consumer, SMB, wholesale and mostly copper-served enterprise customers and assets in 20 states; multiple as-disclosed by Lumen based on 2020E EBITDA Selected precedent transactions (CA, TX, FL assets)2 (CT assets)1 Select U.S. broadband sector public transactions since 2013 (WA, OR, ID, MT assets)3 (ILEC assets)4 4 Full company acquisition Corporate carve-outs Mean: 5.5x Median: 5.2x Mean: 6.8x Median: 6.4x 4 Valuation detail 29

PRELIMINARY DRAFT 21% 32% 45% 53% 25th percentile Median Mean 75th percentile Premiums paid analysis Sources: company filings, Refinitiv, FactSet (as of June 16, 2023) Notes: 1. Includes U.S. going private transactions led by shareholders with ownership of 15% or greater since 2013 2. Includes acquisitions of U.S. companies by third parties with enterprise values of $1.0 – 5.0bn since 2013 Going private transactions1 Public acquisition transactions2 Implied Condor share price based on $2.76 unaffected price: $3.34 $3.64 $4.00 $4.22 27% 45% 52% 64% 25th percentile Median Mean 75th percentile Implied Condor share price based on $2.76 unaffected price: $3.51 $3.99 $4.19 $4.52 4 Valuation detail 30

Alternative considerations 5 31

PRELIMINARY DRAFT

5 Alternative considerations

Strategic alternatives for Special Committee's consideration

	Benefits	Considerations
1 Continue as standalone company		
a Execute on Management Standalone Long-Range Plan	▪ Potential to realize future valuation uplift from fiber conversion ▪ Preserve capital / re-accelerate build when financing markets improve / EBITDA accelerates	▪ Build cadence materially below prior plan / public guidance ▪ Market has given Condor minimum credit for execution ▪ Liquidity risk if Condor underperforms
b Raise capital (if available) and execute on more aggressive build plan	▪ Allows Condor to continue prior build cadence (i.e., execute "2026 70% Build Plan"[1])	▪ Would require ~$450m - 500m of new capital by 2026 ▪ New equity would be at a material discount / highly dilutive to current shareholders ▪ May require shareholder / regulatory approval
c Explore sale of select state / regional operations	▪ Provides additional capital without diluting shareholders ▪ Allows Management to focus resources on smaller footprint ▪ Can exit lower-value states of less strategic interest	▪ Valuation may be dilutive to current multiple / negatively impact liquidity ▪ Timing of capital availability (9 - 18 months to close transaction depending on separability) ▪ Smaller states provide limited proceeds unlikely to impact business trajectory
2 Seagull transaction alternatives		
a Negotiate transaction with Seagull / Blue Jay	▪ All-cash proposal at a premium ▪ Actionable path today with portable capital structure ▪ Limited diligence requirements given familiarity with business and Management	▪ Shareholders forego potential upside from fiber deployment
b Offer Seagull opportunity to acquire > 51% through tender offer	▪ Path to majority control of Condor for Seagull ▪ Provides some optionality for other shareholders to continue or exit investment	▪ Unclear what control premium would be available ▪ Unclear what exit opportunities would exist in the future ▪ Does not address near-term funding need ▪ Seagull may not have an interest
c Offer Seagull the opportunity to provide additional capital	▪ Option for Seagull to put in similar preferred security	▪ Expensive capital that dilutes equity long-term ▪ Likely to provide de facto / actual control to Seagull without a control premium ▪ No liquidity for current shareholders
3 Third-party transaction alternatives		
a Sell to financial buyer ▪ With existing capital structure ▪ With new capital structure	▪ Possible another financial buyer is willing to pay more than Seagull	▪ Debt refinancing at lower leverage / higher cost than current capital structure ▪ Would likely require change of control waiver to facilitate a competitive process ▪ May be difficult to get debt financing commitment for 12-18 months between sign and close
b Sell to / merge with strategic buyer ▪ With existing capital structure ▪ With new capital structure	▪ Synergy value partially shared with Condor shareholders ▪ Can use equity consideration to bridge valuation gap ▪ Shareholders provided upside option on equity	▪ Most strategics undergoing similar fiber deployment strategies as Condor with constrained balance sheets; limits ability to pay cash

32

Note:
1. "2026 70% Build Plan" is the same as the Illustrative Buyer Plan (Including Pre-Closing Capital)

PRELIMINARY DRAFT

5 Alternative considerations

1B Considerations for raising capital to fund 2026 70% Build Plan

Ending cash balance | Ending revolver capacity | New capital raise[2]

Situation overview

A 2026 70% Build Plan has **~$475m total shortfall** in capital by **2026**

- Current revolver covenants limit ability to use leverage capacity to fund shortfall
  - Model projects revolver fully drawn up to 35% springing covenant level ($79m) by year-end 2023
  - Incurrence of debt above 35% revolver draw is subject to a 6.35x leverage covenant[1]
  - Based on EBITDA / cash generation profile, additional leverage capacity below 6.35x covenant level unavailable until 2026

B **~$475m of new capital** would be needed to bridge to the point at which additional revolver capacity is available to fund the remainder of the ~$475m shortfall

- **Seagull approval rights** may limit flexibility to raise capital and require careful consideration

A 2026 70% Build Plan liquidity and leverage overview[3]

	Mar-23A	Dec-23E	Dec-24E	Dec-25E	Dec-26E	Dec-27E
Net leverage[3]	4.9x	6.7x	6.9x	6.0x	4.8x	3.7x
Total liquidity	577	107	(209)	(405)	(467)	(249)


241
336
79
28
(209)
(405)
(467)
(183)

B Pro forma[3] for illustrative capital raise at Dec-23E

	Mar-23A	Dec-23E	Dec-24E	Dec-25E	Dec-26E	Dec-27E
Net leverage[3]	4.9x	5.2x	5.6x	4.9x	4.0x	3.0x
Total liquidity	577	744	429	237	176	395


241
336
241
475
27
241
188
227
10
166
10
241
222

Source: Illustrative Buyer Plan (including pre-closing capital)

Notes:
1. RCF features a springing maximum net first lien leverage ratio of 6.35x through June 30, 2025, stepping down to 5.85x thereafter. Covenant testing triggered when borrowings outstanding exceed 35.0%
2. Represents non-debt capital raise
3. Defined as debt (gross of issuance costs) including finance leases less cash on hand ÷ LTM EBITDA

33

PRELIMINARY DRAFT

5 Alternative considerations

1B Pursue capital raise – potential sources of standalone financing for Condor

Access to capital is challenged by existing capital structure's limited capacity for additional secured / unsecured debt, as well as Seagull's approval rights

		Description	Considerations	Achievability	Dilutive impact to common shares
Public offering of common stock	**Common equity offering**	Marketed stock offer or private placement (i.e., PIPE)	▪ Shareholder approval required if offering or PIPE exceeds 19.9% of then-current shares outstanding ▪ Size of capital raise compared to current market cap makes execution very difficult □ Unaffected market cap of $328m	***Low***	***High***
Public offering of common stock	**Rights offering**	Offer existing shareholders transferable rights to acquire common stock, likely needs backstop from Seagull	▪ Generally, no shareholder approval required ▪ Backstop likely to be required to achieve minimum level of proceeds, would likely be very expensive ▪ Highly unique financing strategy in U.S. – few rights offerings completed ▪ May be interpreted as sign of financial distress ▪ Potentially cede control to Seagull without a control premium to extent Seagull participates in excess of pro rata share	***Low***	***None*** *(for those who participate)*
Other alternatives	**Preferred stock offering**	Structured equity investment, potentially convertible to common stock – mid-teens return target Would be a private placement, likely subject to shareholder approval	▪ Ability for PIK accretion provides liquidity cushion ▪ Accretion can be highly dilutive to common stock if material growth not achieved ▪ Seniority to existing preferred equity needs to be negotiated ▪ Requires shareholder vote if conversion or voting power exceeds 19.9% ▪ Potentially cede control to Seagull without a control premium to extent Seagull participates in excess of pro rata shares	***Low / Medium***	***Very high***
Other alternatives	**Asset securitization**	Pooling of assets into a leveraged bankruptcy-remote SPV	▪ Increased total leverage at more favorable rates ▪ Ability to layer debts in different risk tranches ▪ Timely and complex to execute ▪ Increased management time spent on compliance	***Medium*** *(more feasible as footprint is overbuilt)*	***None***

34

PRELIMINARY DRAFT

5 Alternative considerations

1B Considerations for raising capital to standalone funding

New capital: illustrative options

Negotiated senior equity instrument

- **Highly bespoke** instruments with range of potential structures / terms
- Likely needs to be structured as junior to Seagull preferred equity
- Based on capital structure, investors would likely target **10% - 25% total return through a convertible preferred instrument**
  - PIK interest (10 - 15%) for portion or all of instrument life
  - Conversion to common equity at a premium (10 - 20%) after specified period
  - Make-whole if called within certain period (~3 years)
  - Put rights for new investor (cash redemption or mandatory conversion)
  - Potential governance considerations
- Structuring may require management of **change-of-control** terms on current debt (dependent on size of conversion)

Rights issue

- **Limited recent precedents** in U.S. public markets
- Issued at **meaningful discount** to trading price
- Practical requirement to have **Seagull's participation** in order to underwrite

Illustration

$m	2023E	2024E	2025E	2026E	2027E
Seagull preferred (at liquidation preference)	$521	$569	$621	$678	$741
Illustrative new preferred instrument (15% IRR)	475	546	628	722	831
Total preferred equity (pro forma)	**996**	**1,115**	**1,249**	**1,401**	**1,572**
(+) Net debt[1]	1,672	1,980	2,154	2,211	1,979
Memo: xLTM EBITDA	*5.2x*	*5.6x*	*4.9x*	*4.0x*	*3.0x*
Net debt including preferred equity	**2,668**	**3,095**	**3,404**	**3,612**	**3,550**
Memo: xLTM EBITDA	*8.3x*	*8.7x*	*7.7x*	*6.5x*	*5.3x*

Illustration

$m, except per share	
Illustrative capital requirement	**$475**
Undisturbed share price	$2.76
Illustrative offering discount	20.0%
Implied offering price	$2.30
Implied shares issued	**206.5**
% of current basic shares outstanding	*177.0%*

Public market announcement of need for liquidity may result in **negative share price reaction**, impacting the cost / terms of external capital

Source: Illustrative Buyer Plan (Including Pre-Closing Capital)
Note:
1. Defined as debt (gross of issuance costs) including finance leases less cash

35

PRELIMINARY DRAFT

5 Alternative considerations

1A 1B Standalone LRP vs. capital raise – potential value impact to Condor shareholders

PV of Future Share Value[1,2]

1A Standalone LRP

Commentary

- Based on Standalone LRP
- Assumes no capital raise

2027E — Implied PV of '27E share price at illustrative trading multiple of (6.0x–7.0x: *Observed public company multiples*; 8.0x–10.0x: *Illustrative multiple re-rating*)

Cost of equity	6.0x	7.0x	8.0x	9.0x	10.0x
12.5%	$4.43	$6.68	$9.37	$12.77	$15.99
13.0%	4.33	6.54	9.18	12.50	15.66
13.5%	4.24	6.40	8.99	12.24	15.33
14.0%	4.16	6.27	8.80	11.99	15.02
14.5%	4.07	6.14	8.62	11.74	14.71

1b Illustrative Buyer Plan (Including Pre-Closing Capital) *(requires capital raise)*

Commentary

- Based on Illustrative Buyer Plan (Including Pre-Closing Capital)
- Assumes illustrative $475m preferred capital raise to cover cash shortfall

2027E — Implied PV of '27E share price at illustrative trading multiple of

PIK rate	6.0x	7.0x	8.0x	9.0x	10.0x
15.0%	–	$3.13	$6.45	$8.84	$12.42
17.5%	–	2.63	5.94	8.33	11.92
20.0%	–	2.07	5.39	7.78	11.38
22.5%	–	1.46	4.79	7.19	10.80
25.0%	–	0.88	4.13	6.56	10.16

Sources: Standalone LRP, Illustrative Buyer Plan (Including Pre-Closing Capital), company filings, FactSet (as of June 16, 2023), Bloomberg (as of June 16, 2023), US Fed, Kroll Cost of Capital Guide

Notes:

1. Illustrative share prices based on fully diluted shares outstanding that includes illustrative shares issued from stock-based compensation at average illustrative future share price
2. 2027E enterprise value to equity value bridge per Standalone LRP

36

PRELIMINARY DRAFT

5 Alternative considerations

1C Divest select markets – illustrative divestiture options

Illustrative implied state / market valuation range

State / Market	Revenue[1]	EBITDA[2]	*Illustrative implied valuation[3]* Low	*Illustrative implied valuation[3]* High
Texas	$136	$44	$263	$351
California	112	36	216	288
North	108	35	209	278
Illinois	88	28	170	227
Pennsylvania	54	17	104	139

Potentially interested parties (Reg. + PE-backed | National ILECs + FW)

ziply fiber | AT&T | TDS | T Mobile

brightspeed | windstream | AT&T | T Mobile

Existing Condor network


Condor network

Considerations for asset sales

- Current state or progress of fiber deployment / potential fiber build in each asset cluster
- Post-tax cash for reinvestment
- Ability to solicit buyer interest for state- or market-level assets
- Amount of time and resources required to reach divestiture agreement and close transaction likely to be significant

Sources: Management-provided historical financial information, Standalone LRP, Company website
Notes:
1. Historical state-level 2022A revenue provided by Condor Management
2. Illustratively assumes 2022PF consolidated Condor EBITDA margin of 32%
3. Valuation range illustratively applies 6.0x and 8.0x multiple to EBITDA

37

PRELIMINARY DRAFT Sale to financial buyer – key buyer considerations Company knowledge ◼ Familiarity with the Company, Management and its strategy; interest in copper-to-fiber conversion plays Competitive dynamics ◼ “Sponsor topping sponsor” dynamic / stalking horse potential Bandwidth / timeline ◼ Resource allocation / competing processes; timeline given potential for accelerated process Equity funding requirements ◼ Size of total equity investment, both upfront equity and growth capital to support fiber deployment Debt financing ◼ Availability of new debt to recapitalize Condor in current market conditions and / or cost to receive change of control waiver from debtholders Equity returns ◼ Returns potential vis-à-vis Seagull returns potential and ability to value the business appropriately Sign & close timing ◼ Timeline to close and interim funding required to maintain momentum between sign and close We believe that the following will impact financial buyers’ interest in Condor 3A 5 Alternative considerations 38

PRELIMINARY DRAFT

5 Alternative considerations

3A Sale to financial buyer – required equity capital

Depending on capital structure assumed (new vs. rolled) equity financing needed is at least $1bn and could be greater than $1.9bn

	New buyer				Seagull	
	Rollover capital structure[1]		New capital structure[1]		Rollover capital structure[1]	
Illustrative offer price	$4.00		$4.00		$4.00	
Shares to purchase	119		119		79	
(% of FDSO)	*100%*		*100%*		*67%*	
Gross equity purchased	**475**		**475**		**317**	
Illustrative additional equity items @ close	(+) Redemption of pref.	583	(+) Redemption of pref.	583		
	(+) Consent solicitation	23				
			(+) Change of control	12		
	(+) Financing fees	1	(+) Financing fees / OID	70	(+) Financing fees / OID	1
	(+) Transaction fees	17	(+) Transaction fees	17	(+) Transaction fees	17
	(+) Cash to BS	50	(+) Cash to BS	50	(+) Cash to BS	50
			(+) Equity funding debt	679		
Total upfront equity, net of cash	$1,139		$1,877		$375	
Additional equity - growth	225		–		225	
Total equity investment at $4.00 / share	**$1,364**		**$1,877**		**$601**	

Illustrative share price of		Total equity investment		
	$5.00	$1,483	$1,995	$680
	6.00	1,602	2,114	759
	7.00	1,720	2,233	838
	8.00	1,839	2,351	918

Sources: Illustrative Buyer Plan (No Pre-Closing Capital), R&Co financing extrapolations
Note:
1. Based on Illustrative Buyer Plan (No Pre-Closing Capital); Condor Management-provided forecast which accelerates build-plan with access to incremental capital

39

PRELIMINARY DRAFT

5 Alternative considerations

3A Sale to financial buyer – debt financing perspectives

New debt financing for an acquisition of Condor will be expensive and difficult to get committed, highlighting the value of the change of control waiver for financial buyers

Leverage considerations

- We estimate maximum available leverage in a new financing structure at ~4.5x
- Cost of new debt will be significantly higher than current capital structure
  - When Condor last tapped the high yield market in March 2021, underlying UST were 1.2% and LTM EBITDA was $524m[1]
- It will be difficult to get banks to commit to financing for a deal that will take 12 – 18 months to close
- If bank commitments / institutional debt market financing are not available, buyers can access the private credit fund market, though at a slightly higher cost
- Seagull preferred – $583m redemption value – will need to be refinanced with equity

Illustrative capital structure comparison

	Refinanced cap. structure	*Portable cap. structure*
Entry debt (12/31/24)	**~$1.6bn**	**~$2.3bn**
Annualized interest rate[2]	**~8.5%**	**~6.5%**
Annualized interest expense[2]	**~$140m**	**~$150m**
Entry gross / net leverage[3]	**~4.5x / ~4.4x**	**~6.4x / ~6.2x**

Sources: FactSet, company filings
Notes:
1. As compared to 2023E EBITDA of $321m
2. Assumes 1M CME term SOFR of ~3.5% as of December 31, 2024
3. Assumes $50m of minimum cash at entry

40

PRELIMINARY DRAFT Source: Company websites Sale to financial buyer – potential parties Buyer Fund size ($bn) Relevant investments Likely interest Comments $25.0 (2023) Low ◼ Has shown limited interest in copper to fiber conversion stories $9.0 (2023) High ◼ Runner up in multiple digital infrastructure trades (Cincinnati Bell, Point Broadband) – actively seeking U.S. digital infra platform investment $8.0 (2021) Low ◼ Well capitalized and active in broadband sector; size of opportunity may be too large $8.3 (2022) High ◼ Actively looking for residential broadband play to add to portfolio $22.0 (2019) Medium ◼ Formed team focused on digital infrastructure in 2021; have been receptive to other residential opportunities $3.8 (2021) Medium ◼ Several platform investments in residential fiber ◼ Recently closed larger fund and looking to move up market (Topped) (NZ) PE / infrastructure funds 1. STRATEGIC ALTERNATIVES 3A 5 Alternative considerations 41

PRELIMINARY DRAFT Source: Company websites Note: 1. Represents private equity fund Sale to financial buyer – potential parties (cont’d) Buyer Fund size ($bn) Relevant investments Likely interest Comments $11.5 (2023) Medium ◼ Long-term investors in fiber / cable landscape ◼ Represents attractive opportunity for pocket of infra-like capital $15.0 (2022) High ◼ Deep pockets with significant experience in digital infrastructure; looking to expand US presence $17.0 (2022) Medium / Low ◼ Deep pockets and significant experience across different classes of digital infrastructure (both wireless and broadband), but already levered to residential via Metronet $5.5 (2019) Medium ◼ Experienced infrastructure investor; size may be an issue $14.0 (2022) Medium ◼ Deep pockets with comfort around complex situations (i.e., overbuild, network conversion); Astound financial performance may create less interest for additional residential exposure $8.7 (2022)1 Medium ◼ Large-cap PE fund with global experience with fiber / telecom investments Infrastructure PE / infrastructure funds Infrastructure 1. STRATEGIC ALTERNATIVES 3A 5 Alternative considerations 42

PRELIMINARY DRAFT Sale to / merger with strategic buyer – key buyer considerations Form of consideration ◼ Ability to pay in either stock vs. cash consideration ◼ Recent trading performance of shares and expected response by the market ◼ Long-term equity story for combined company Synergies ◼ Expected synergies, timeframe to realize cost savings and framing the appropriate acquisition adjusted multiple to the market Capital structure ◼ Impact to pro-forma capital structure / leverage profile ◼ Ability and / or need to refinance capital structure ◼ Go-forward capital requirements and funding strategy / availability of capital Timing ◼ Ability to take on integration / additional build in context of their own strategy ◼ Current valuation relative to Condor takeout valuation Regulatory review ◼ Potential to have to sell overlapping states (for non-ILEC acquirors) 1. STRATEGIC ALTERNATIVES 3B 5 Alternative considerations 43

PRELIMINARY DRAFT

5 Alternative considerations

3B Sale to / merger with strategic buyer – potential parties

Strategic buyer universe likely limited to other large cap broadband companies

	Strategic buyer	Est. EV ($bn)	EV / LTM EBITDA	Rationale	Comments
Public	Cable One	$6bn	7.0x	▪ Previously significantly acquisitive with fiber investments made through JVs and acquisition with Clearwave and Hargray, respectively	▪ Continues to evaluate M&A despite stock price revaluation back in line with peers ▪ Large capital outlay to acquire GTCR's MBI[3] stake may use firepower
Public	Frontier	$13bn	6.7x	▪ Scale economics ▪ Positions company as sector consolidator	▪ Current debt capacity limited / would likely need to use stock as consideration ▪ Undergoing their own large-scale fiber build with ongoing funding constraints
Public	LUMEN	$23bn	3.5x	▪ Strategic value creation through migration of Condor enterprise business to Level 3	▪ Aggressively trying to exit much of its residential business ▪ Limited capital – restructuring potential in future
Public	SHENTEL	$1bn	15.1x	▪ Multiple similarities between businesses ▪ Undergoing fiber greenfield effort that has been well-received by the market	▪ Shentel looking for transformational acquisition ▪ Size may present challenges
Private	altafiber / MACQUARIE	$3bn[1]	7.6x[1]	▪ Large synergy potential ▪ Deep familiarity with FTTH investments	▪ Macquarie has significant capital available for M&A and investment to support Altafiber ▪ Furthers efforts to refocus on broadband
Private	brightspeed / APOLLO	$7.5bn[1]	5.5x[1]	▪ Operational synergies / efficiencies ▪ Attractive geographic proximity to Condor footprint	▪ Brightspeed bank group has been unable to fully syndicate Apollo acquisition financing ▪ Early returns on performance unclear
Private	windstream / ELLIOTT	$3.5 - 4.0bn[2]	4.0 - 4.5x[2]	▪ Large synergy potential ▪ Provides Elliott better path to IPO option given larger scale	▪ Historical relationships with Seagull ▪ Elliott focused on exit – would consider if it improves optionality

Other potential large-cap strategics AT&T T-Mobile verizon

Sources: Wall Steet research, company filings, FactSet (as of June 16, 2023)

Notes:

1. Represents transaction value and multiple
2. Based on Windstream's reorganization and rights offering
3. Cable One will have the option from 1Q23 – 2Q24 to acquire the direct and indirect interest in MBI not held by Cable One. If not exercised, GTCR will have a put option in 3Q25 to sell their position in MBI

44

PRELIMINARY DRAFT Strategic buyer LTM EBITDA ($m)1 Strategic fit Synergy potential Leverage1 WACD Stock price % of 52-wk high Comments Public $890 3.8x 7.9% 47% ◼ Despite share price revaluation, the company remains active in evaluating potential M&A opportunities 1,895 3.7x 10.6% 58% ◼ Undergoing similar large-scale fiber overbuild strategy 6,167 4.2x 15.0% 20% ◼ Currently experiencing competitive, macroeconomic and financial pressures 72 3.9x 7.5% 78% ◼ Size of Condor transaction could be challenging to Shentel Private 405 4.8x 11.4% n.a. ◼ Accelerating fiber build plans following take-private by Macquarie in Sep-2021 1,3642 n.a. 12.8% n.a. ◼ Limited access to debt financing 1,7433 n.a. 12.5% n.a. ◼ Owned by Elliott Management which is more focused on path to sell the business than reinvestment Condor $349 5.3 / 6.7x (incl. / excl. preferred) Sources: Wall Steet research, company filings, FactSet (as of June 16, 2023) Notes: 1. LTM EBITDA and leverage as of transaction announcement for private strategic buyers 2. 2020E adj. EBITDA 3. LTM as of FY2019 1. STRATEGIC ALTERNATIVES Sizing Access to capital Sale to / merger with strategic buyer – detailed assessment 5 Alternative considerations 45 3B

Appendix 46

Appendix Additional valuation support A 47

PRELIMINARY DRAFT Share %52w Market Enterprise EV / Sales EV / EBITDA Sales Growth $m, unless noted price ($) high capitalization value 2023E 2024E 2023E 2024E Condor (Standalone LRP) $2.76 33% $328 $2,767 2.47x 2.42x 8.6x 7.6x Condor (Consensus) $2.76 33% $328 $2,767 2.48x 2.46x 8.7x 8.2x ILEC Lumen $2.25 20% $2,321 $23,442 1.60x 1.66x 5.0x 5.2x Frontier $17.57 58% 4,448 13,070 2.26x 2.25x 6.3x 6.0x Mean / median 1.93x 1.96x 5.6x 5.6x Rural cable Cable One $675.64 47% $3,901 $6,367 3.81x 3.83x 6.9x 6.8x Shentel $20.12 78% 1,033 1,079 3.80x 3.37x 13.3x 11.5x Mean / median 3.80x 3.60x 10.1x 9.2x Cable Charter $341.24 69% $58,415 $154,399 2.80x 2.73x 7.0x 6.7x Altice $2.98 25% 1,420 26,256 2.85x 2.90x 7.4x 7.3x WOW $7.84 38% 671 1,458 2.07x 2.04x 5.1x 4.8x Mean 2.57x 2.56x 6.5x 6.3x Median 2.80x 2.73x 7.0x 6.7x Broadband ATN International $39.60 80% $638 $1,162 1.50x 1.47x 6.2x 5.6x Overall peer mean 2.59x 2.53x 7.1x 6.7x Overall peer median 2.53x 2.49x 6.6x 6.4x Selected public company analysis: valuation benchmarking A Additional valuation support – Public trading comparables Sources: company filings, FactSet (as of June 16, 2023 and April 12, 2023), Standalone LRP Notes: 1. Condor share price as of April 12, 2023; all other companies as of June 16, 2023 2. Condor 52-week high as of April 12, 2023; all other companies as of June 16, 2023 3. Balance sheet as of March 31, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of May 31, 2023 4. Metrics based on Standalone LRP 5. Metrics based on median consensus estimates 6. Lumen capitalization pro forma for divestiture of EMEA Business 3,4 1 3,5 6 2 A Appendix — Additional valuation support 48

PRELIMINARY DRAFT Enterprise value ($m) PV of terminal value as % of EV Implied share price Implied terminal multiple at PGR of at PGR of at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $3,136 $3,219 $3,308 $3,402 $3,504 76% 77% 77% 78% 79% $5.86 $6.57 $7.31 $8.11 $8.97 6.5x 6.8x 7.0x 7.3x 7.6x 9.75% 3,008 3,085 3,167 3,254 3,347 76% 76% 77% 77% 78% 4.79 5.44 6.13 6.86 7.65 6.3x 6.6x 6.8x 7.0x 7.3x 10.00% 2,889 2,960 3,035 3,116 3,202 75% 76% 76% 77% 77% 3.78 4.38 5.02 5.70 6.42 6.2x 6.4x 6.6x 6.8x 7.0x 10.25% 2,776 2,842 2,912 2,987 3,066 74% 75% 76% 76% 77% 2.84 3.39 3.98 4.61 5.28 6.0x 6.2x 6.4x 6.6x 6.8x 10.50% 2,670 2,732 2,797 2,865 2,939 74% 74% 75% 76% 76% 1.94 2.46 3.01 3.59 4.20 5.8x 6.0x 6.2x 6.4x 6.6x $m Q2-Q4'23E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E Total revenue $843 $1,145 $1,209 $1,284 $1,333 $1,396 $1,456 $1,517 $1,557 $1,557 % growth n.m. 5.6% 6.2% 3.8% 4.7% 4.3% 4.2% 2.6% Adj. EBITDA 245 362 434 527 599 652 694 746 772 772 % margin 29.1% 31.6% 35.8% 41.0% 44.9% 46.7% 47.7% 49.2% 49.6% (-) One-time items (10) (15) (13) (15) (15) (15) (15) (15) (15) (15) (-) D&A (345) (319) (239) (204) (185) (226) (264) (283) (276) (202) EBIT (109) 28 182 307 398 410 415 449 481 555 (-) Tax at 26% marginal rate - - (7) (47) (80) (104) (107) (108) (117) (125) (144) NOPAT (109) 20 135 227 295 304 307 332 356 411 (+) D&A 345 319 239 204 185 226 264 283 276 202 (-) CapEx (315) (356) (284) (274) (319) (318) (336) (231) (221) (202) (-) Stock-based compensation (7) (10) (10) (10) (10) (10) (10) (10) (10) (10) (+/-) Source / (use) of NWC (59) 1 17 (23) (1) 12 (5) (10) (2) (2) Unlevered FCF ($146) ($25) $97 $124 $150 $214 $221 $363 $399 $398 Terminal period Illustrative discounted cash flow analysis Projected cash flows1 2. STANDALONE LRP Sources: Standalone LRP, company filings, Bloomberg (as of June 16, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Projected unlevered cash flows per Standalone LRP 2. Terminal period assumptions per Condor Management and approved by the Special Committee; D&A assumed equal to CapEx per Condor Management 3. Per Condor Management, one-time items are tax deductible; stock-based compensation not tax deductible 2 6 7 4. 26% tax rate as per Condor Management 5. 75% of full year 2023E D&A per Condor Management and approved by the Special Committee 6. Valuation date as of March 31, 2023 7. Balance sheet as of March 31, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of May 31, 2023 5 4 3 3 6 A Appendix — Additional valuation support 49

PRELIMINARY DRAFT $m Q2-Q4'23E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E Memo: Taxable income ($171) $17 $114 $197 $265 $274 $277 $302 $324 Restricted NOLs utilized - - 17 114 9 - - - - - - - - - - Unrestricted NOLs utilized - - - - - - 150 175 - - - - - - - - Total NOLs used - - 17 114 160 175 - - - - - - - - (x) Tax rate 26% 26% 26% 26% 26% 26% 26% 26% 26% FV of NOL benefit - - 4 30 42 45 - - - - - - - - Illustrative NOL valuation analysis Projected NOL utilization1,2 3 4 6 1. Projected NOL generation and utilization per Standalone LRP 2. Valuation date as of March 31, 2023 3. Restricted NOLs generated prior to 2018 4. Unrestricted NOLs generated during or after 2018; subject to 80% of taxable income limitation Sources: Standalone LRP, company filings, Bloomberg (as of June 16, 2023), US Fed, Kroll Cost of Capital Guide Notes: 5. 26% tax rate as per Condor Management 6. Balance sheet as of March 31, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of May 31, 2023 5 Discount Cumulative Incr. value rate PV per share 9.50% $90.0 $0.76 9.75% 89.4 0.75 10.00% 88.7 0.75 10.25% 88.1 0.74 10.50% 87.4 0.74 A Appendix — Additional valuation support 50

PRELIMINARY DRAFT Overview of selected Standalone LRP value drivers Driver Standalone LRP assumption Standalone LRP metric 2023E 2027E 2031E Residential fiber penetration rate ◼ Each residential fiber build cohort reaches terminal penetration rates of 40% by year 6 (at a market level) 16.7% 33.2% 37.4% Cost per passing (pre-CWIP / Inventory) ◼ Cost per home passed increases steadily from 2023E to 2027E as RDOF requirements are fulfilled; cost levels off thereafter as focus shifts to highest %IRR passings and BEAD impact ramps ~$475 ~$1,500 n.a. Enterprise & carrier sales growth ◼ Enterprise & carrier sales recover to 2019A levels by 2031E; represents CAGR over the 2019A – 31E period of 0.2% p.a. (2.6%) 0.4% 1.4% Non-video COGS (% of sales) ◼ 150bps improvement vs. 2023E in 2024E with subsequent 50bps p.a. improvements from 2025E - 27E 15.0% 12.0% 12.0% Adj. EBITDA margin ◼ Margin expansion as fiber build-out leads to improved operating leverage and decreased marketing spend per subscriber 28.8% 45.1% 49.6% CapEx intensity (% of sales) ◼ CapEx costs represent fiber build costs, success-based CapEx driven by penetration growth and maintenance CapEx 41.3% 24.0% 14.2% Source: Standalone LRP (Blended penetration) A Appendix — Additional valuation support 51 (CAGR since 2022A)

PRELIMINARY DRAFT

A Appendix — Additional valuation support

Weighted average cost of capital (WACC)

Implied WACC

Gross debt / cap	Gross debt / equity	Pre-tax cost of debt	Implied levered beta at unlevered beta of[3] 0.50	0.58	0.60	Implied cost of equity at unlevered beta of 0.50	0.58	0.60	Implied cost WACC at unlevered beta of 0.50	0.58	0.60
25.0%	33.3%	10.1%	0.62	0.72	0.75	10.4%	11.1%	11.3%	9.7%	10.2%	10.3%
35.0%	53.8%	10.1%	0.70	0.81	0.84	10.9%	11.7%	11.9%	9.7%	10.2%	10.3%
49.6%[1]	98.5%	10.1%	0.86	1.00	1.04	12.0%	13.0%	13.2%	9.8%	10.2%	10.4%
55.0%	122.2%	10.1%	0.95	1.10	1.14	12.6%	13.6%	13.9%	9.8%	10.2%	10.4%
65.0%	185.7%	10.1%	1.19	1.37	1.42	14.2%	15.5%	15.8%	9.8%	10.3%	10.4%

Cost of equity	
Risk-free rate[4]	4.1%
Levered beta	1.00
Equity risk premium[5]	6.8%
Size premium[6]	2.2%
Cost of equity	**13.0%**
Cost of debt	
Cost of debt (pre-tax)[7]	10.1%
Tax shield[8]	(2.6%)
Cost of debt (post-tax)	**7.4%**

Based on CAPM analysis and historical trading yields, **estimated WACC range for Condor is 9.5 - 10.5%**

Selected public company beta analysis

Peer	Market cap ($m)	Debt ($m)	Pref. eq. ($m)	Debt / equity	Debt / cap	Tax rate (%)	Beta: Levered[2]	Beta: Unlevered[3]	Beta: Re-levered
Frontier	$4,448	$9,842	–	221%	69%	25%	1.10	0.41	0.72
Cable One	3,901	3,844	–	99%	50%	25%	1.02	0.58	1.02
Shentel	1,033	102	–	10%	9%	25%	0.98	0.91	1.58
WOW	671	800	–	119%	54%	25%	1.10	0.58	1.01
ATN International	638	524	–	82%	45%	25%	0.72	0.45	0.78
75th percentile					**54%**		**1.10**	**0.58**	
Mean					**45%**		**0.98**	**0.59**	
Median					**50%**		**1.02**	**0.58**	
25th percentile					**45%**		**0.98**	**0.45**	
Condor[9]	**$328**	**$2,195**	**$488**	**819%[10]**	**89%[10]**	**26%[8]**	**1.06**	**0.15**	**0.26**

Sources: company filings, FactSet (as of June 16, 2023 and April 12, 2023), Bloomberg (as of June 16, 2023 and April 12, 2023), US Federal Reserve, Kroll Cost of Capital Guide, Pitchbook LCD Research

Notes:

1. Based on median gross debt to capital ratio of peer references
2. Based on peer median 2-year adjusted historical beta (weekly periodicity, regressed against S&P 500) per Bloomberg (as of June 16, 2023)
3. Unlevered beta = Bloomberg adjusted beta ÷ (1+ (1 – marginal tax rate) × D/E)
4. Based on current yield on 20-year US Treasury (as of June 16, 2023)
5. Based on the average of Kroll's Supply-side ERP methodology (6.4%) and Historical ERP methodology (7.2%) per Kroll's Cost of Capital Guide (as of December 31, 2022)
6. Based on Kroll's size premia analysis per Kroll's Cost of Capital Guide (9th decile, as of December 31, 2022)
7. Average of Single-B new-issue first-lien yield to maturity (Pitchbook LCD Research) and Single-B US High Yield Index Semi-Annual Yield to Worst (FRED)
8. 26% tax rate as per Condor Management
9. Condor beta and share price as of April 12, 2023; Balance sheet as of March 31, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of May 31, 2023
10. Illustratively includes preferred equity as debt-like item

52

PRELIMINARY DRAFT – $2.00 $4.00 $6.00 $8.00 $10.00 - 20% 40% 60% 80% 100% Jun-21 Dec-21 Jun-22 Dec-22 Jun-23 % of ratings Buy Hold Sell Share price Target price Analyst price targets Sources: FactSet (as of June 16, 2023), Bloomberg (as of June 16, 2023) Notes: 1. Target prices based on 100-day consensus window 2. Selection excludes SADIF Investment Analytics, which has not updated its target price since January 2023 Analyst sentiment over time1 Analyst price targets2 Number of broker recommendations 4 4 4 4 4 Target price as of Unaffected date Current price target Average target price over time1 $4.50 $2.50 $4.00 $4.00 $3.50 $4.00 $ actual Jun-21 Dec-21 Jun-22 Dec-22 Jun-23 Average target price $7.33 $8.17 $5.83 $5.83 $3.83 % Premium (16.6%) 9.2% (16.7%) 62.9% 3.6% A Appendix — Additional valuation support 53 Memo: $3.74 based on DCF Memo: $2.67 based on DCF and $2.74 based on 9.0x 2023 EV / EBITDA Memo: $4.00 based on DCF

Appendix Other supporting materials B 54

PRELIMINARY DRAFT CAGR $m, unless noted 2020PF 2021PF 2022PF 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E (23-27) (27-31) Residential fiber $126 $210 $327 $460 $563 $643 $686 $715 $737 45% 7 % Resi copper, video, voice 328 301 276 252 224 205 187 171 156 (9%) (9%) SMB 9 1 8 7 8 5 8 6 8 9 9 1 9 4 9 6 9 8 (0%) 2 % Enterprise1 295 295 300 309 322 335 347 357 367 2% 3 % Carrier2 144 136 139 141 143 144 146 147 149 (0%) 1 % Other3 135 127 120 114 108 102 9 7 9 3 8 8 (6%) (5%) Revenue $1,238 $1,222 $1,145 $1,119 $1,156 $1,247 $1,362 $1,449 $1,521 $1,557 $1,580 $1,595 7% 2% % growth n.a. (1%) (6%) (2%) 3% 8% 9% 6% 5% 2% 1% 1 % Gross profit $1,090 $1,066 $997 $881 $936 $1,028 $1,142 $1,235 $1,299 $1,331 $1,351 $1,365 9% 3% % margin 88% 87% 87% 79% 81% 82% 84% 85% 85% 85% 86% 86% Adj. EBITDA4 $462 $442 $369 $321 $356 $440 $559 $669 $740 $759 $768 $774 20% 4% % margin 37% 36% 32% 29% 31% 35% 41% 46% 49% 49% 49% 49% Unlevered free cash flow5 ($134) ($40) $47 $293 $356 $385 $400 $413 n.a. 9% % margin (12%) (3%) 3% 20% 23% 25% 25% 26% Memo: CapEx ($479) ($474) ($428) ($401) ($224) ($243) ($217) ($211) ($203) (17%) (2%) CapEx % of sales 43% 41% 34% 29% 15% 16% 14% 13% 13% Change in working capital (19) 9 2 (15) (15) 1 1 (3) (1) (1) (5%) (49%) EBITDA - CapEx ($158) ($118) $12 $157 $445 $497 $542 $557 $571 n.a. 6% % conversion (49%) (33%) 3% 28% 67% 67% 71% 73% 74% Cost / Passing $615 $822 $917 $1,178 n.a. n.a. n.a. n.a. n.a. n.a. n.a. Notes: 1. Enterprise revenue includes other commercial revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 2. Carrier revenue includes other carrier revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) Source: Illustrative Buyer Plan (Including Pre-Closing Capital), PF historical periods (2020-2022) provided by Management (normalized to exclude divestures of Ohio and Kansas City operations and wireless partnerships) Summary of Illustrative Buyer Plan (Including Pre-Closing Capital) 3. Other revenue includes other subsidy revenue (excluding CAF), CAF / RDOF subsidy revenue, special access revenue, network / switched access revenue, USF revenue and other products / services rev. 4. Adj. EBITDA does not account for burden of SBC 5. Unlevered free cash flow per Standalone LRP; calculated as EBIT – taxes + tax depreciation – CapEx + / - change in NWC; does not consider generated nor utilized NOLs; negative EBIT results in $0 tax paid 55 B Appendix — Other supporting materials

PRELIMINARY DRAFT

B Appendix — Other supporting materials

Summary of Illustrative Buyer Plan (Including Pre-Closing Capital) (cont.)

Select cash flow and leverage metrics

$m	2023E	2024E	2025E	2026E	2027E	CAGR (23-27)
Adj. EBITDA[1]	**$321**	**$356**	**$440**	**$559**	**$669**	**20%**
% margin	*29%*	*31%*	*35%*	*41%*	*46%*	
Build	(187)	(189)	(154)	(147)	–	(100%)
Success-based	(175)	(184)	(195)	(181)	(155)	(3%)
Maintenance capex	(117)	(101)	(79)	(73)	(69)	(12%)
CapEx	**($479)**	**($474)**	**($428)**	**($401)**	**($224)**	**(17%)**
CapEx % of sales	*43%*	*41%*	*34%*	*29%*	*15%*	
Adj. EBITDA[1] - CapEx	**($158)**	**($118)**	**$12**	**$157**	**$445**	**n.a.**
% conversion[2]	*(49%)*	*(33%)*	*3%*	*28%*	*67%*	
Levered free cash flow[3]	**($391)**	**($317)**	**($196)**	**($62)**	**$234**	**n.a.**
% conversion[2]	*(122%)*	*(89%)*	*(44%)*	*(11%)*	*35%*	
Leverage[3]	**6.8x**	**6.4x**	**5.1x**	**4.0x**	**3.3x**	**n.a.**
Memo: Net debt[3,4]	2,175	2,269	2,245	2,233	2,214	n.a.
Liquidity[5]	**$107**	**($209)**	**($405)**	**($467)**	**($249)**	**n.a.**

Source: Illustrative Buyer Plan (Including Pre-Closing Capital)

Notes:

1. Adj. EBITDA does not account for burden of SBC
2. Defined as respective metric ÷ Adj. EBITDA
3. Levered free cash flow per Standalone LRP; calculated as EBITDA – taxes – CapEx + / - change in NWC – cash interest – finance lease payments – pension / OPEB contributions – one-time items; does not contemplate impact of NOL generation / utilization
4. Net debt excludes deferred debt issuance costs
5. Total liquidity based on cash on hand and revolver availability

56

PRELIMINARY DRAFT CAGR $m, unless noted 2020PF 2021PF 2022PF 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E (23-27) (27-31) Residential fiber $126 $195 $294 $414 $515 $611 $664 $703 $729 42% 9 % Resi copper, video, voice 328 301 278 254 226 207 189 172 158 (9%) (9%) SMB 9 1 8 7 8 5 8 6 8 9 9 1 9 4 9 6 9 8 (0%) 2 % Enterprise1 295 295 300 309 322 335 347 357 367 2% 3 % Carrier2 144 136 139 141 143 144 146 147 149 (0%) 1 % Other3 135 127 120 114 108 102 9 7 9 3 8 8 (6%) (5%) Revenue $1,238 $1,222 $1,145 $1,119 $1,141 $1,216 $1,319 $1,404 $1,491 $1,537 $1,569 $1,589 6% 3% % growth n.a. (1%) (6%) (2%) 2% 7% 9% 6% 6% 3% 2% 1 % Gross profit $1,090 $1,066 $997 $881 $923 $1,001 $1,104 $1,195 $1,273 $1,313 $1,342 $1,359 8% 3% % margin 88% 87% 87% 79% 81% 82% 84% 85% 85% 85% 86% 86% Adj. EBITDA4 $462 $442 $369 $321 $362 $425 $534 $634 $716 $744 $763 $773 19% 5% % margin 37% 36% 32% 29% 32% 35% 40% 45% 48% 48% 49% 49% Unlevered free cash flow5 ($19) ($34) $39 $156 $347 $373 $395 $411 n.a. 27% % margin (2%) (3%) 3% 11% 23% 24% 25% 26% Memo: CapEx ($460) ($352) ($409) ($393) ($340) ($230) ($221) ($214) ($205) (7%) (12%) CapEx % of sales 41% 31% 34% 30% 24% 15% 14% 14% 13% Change in working capital (20) 3 8 (9) (11) 3 (3) (2) (1) (14%) (42%) EBITDA - CapEx ($139) $10 $16 $141 $294 $486 $523 $549 $568 n.a. 18% % conversion (43%) 3% 4% 26% 46% 68% 70% 72% 74% Cost / Passing $448 $849 $897 $977 $1,050 n.a. n.a. n.a. n.a. 24% n.a. Notes: 1. Enterprise revenue includes other commercial revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 2. Carrier revenue includes other carrier revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) Source: Illustrative Buyer Plan (No Pre-Closing Capital), PF historical periods (2020-2022) provided by Management (normalized to exclude divestures of Ohio and Kansas City operations and wireless partnerships) Summary of Illustrative Buyer Plan (No Pre-Closing Capital) 3. Other revenue includes other subsidy revenue (excluding CAF), CAF / RDOF subsidy revenue, special access revenue, network / switched access revenue, USF revenue and other products / services rev. 4. Adj. EBITDA does not account for burden of SBC 5. Unlevered free cash flow per Standalone LRP; calculated as EBIT – taxes + tax depreciation – CapEx + / - change in NWC; does not consider generated nor utilized NOLs; negative EBIT results in $0 tax paid 57 B Appendix — Other supporting materials

PRELIMINARY DRAFT

B Appendix — Other supporting materials

Summary of Illustrative Buyer Plan (No Pre-Closing Capital) (cont.)

Select cash flow and leverage metrics

$m	2023E	2024E	2025E	2026E	2027E	CAGR (23-27)
Adj. EBITDA[1]	**$321**	**$362**	**$425**	**$534**	**$634**	**19%**
% margin	*29%*	*32%*	*35%*	*40%*	*45%*	
Build	(168)	(93)	(147)	(149)	(112)	(10%)
Success-based	(175)	(158)	(184)	(171)	(159)	(2%)
Maintenance capex	(117)	(101)	(79)	(73)	(69)	(12%)
CapEx	**($460)**	**($352)**	**($409)**	**($393)**	**($340)**	**(7%)**
CapEx % of sales	*41%*	*31%*	*34%*	*30%*	*24%*	
Adj. EBITDA[1] - CapEx	**($139)**	**$10**	**$16**	**$141**	**$294**	**n.a.**
% conversion[2]	*(43%)*	*3%*	*4%*	*26%*	*46%*	
Levered free cash flow[3]	**($376)**	**($194)**	**($195)**	**($83)**	**$78**	**n.a.**
% conversion[2]	*(117%)*	*(54%)*	*(46%)*	*(16%)*	*12%*	
Leverage[3]	**6.7x**	**6.5x**	**5.6x**	**4.4x**	**3.7x**	**n.a.**
Memo: Net debt[3,4]	2,158	2,340	2,382	2,370	2,352	n.a.
Liquidity[5]	**$261**	**$67**	**($128)**	**($211)**	**($148)**	**n.a.**

Source: Illustrative Buyer Plan (No Pre-Closing Capital)

Notes:

1. Adj. EBITDA does not account for burden of SBC
2. Defined as respective metric ÷ Adj. EBITDA
3. Levered free cash flow per Standalone LRP; calculated as EBITDA – taxes – CapEx + / - change in NWC – cash interest – finance lease payments – pension / OPEB contributions – one-time items; does not contemplate impact of NOL generation / utilization
4. Net debt excludes deferred debt issuance costs
5. Total liquidity based on cash on hand and revolver availability

58

PRELIMINARY DRAFT

B Appendix — Other supporting materials

Capital structure overview and observations

As of 3/31/23 | Pricing as of 6/16/23

Capital Structure Observations

- Seagull is a permitted holder under the existing term loan and bonds and therefore can acquire Condor without a need to refinance the capital structure
- Based on current market conditions, an alternative buyer should expect a higher cost of debt and reduced leverage (c. 4.0 – 4.5x)

Capitalization overview ($ in millions)

	Interest rate	Mar-23	Price as of 6/16/2023	YTM	Maturity
Cash and cash equivalents[1]		$336			
$250m RCF due 2027[2]	S + 400[3]	–	n.a.	n.a.	02-Oct-27
$1,000m senior secured term loan due 2027	S + 350[4]	1,000	86.9%	12.7%	02-Oct-27
$750m secured notes due 2028	6.50%	750	80.3%	11.6%	01-Oct-28
$400m secured notes due 2028	5.00%	400	77.0%	10.8%	01-Oct-28
Finance leases	n.a.	45	n.a.	n.a.	Various
Total debt		**$2,195**			
Series A preferred stock[5]	9.00%[6]	488[7]	n.a.	n.a.	n.a.
Total debt and preferred		**$2,682**			
Market capitalization (based on $3.70 stock price)		439[8]			
Total capitalization		**$3,121**			
LTM Mar-23 adjusted EBITDA		**$349[9]**			

6.50% secured noted due 2028 and 5.00% secured notes due 2028 both have first call dates of October 1, 2023 at 104.875 and 103.750, respectively

Credit statistics	Mar-23PF
Gross leverage	6.3x
Gross leverage (including preferred stock)	7.7x
Net leverage	5.3x
Net leverage (including preferred stock)	6.7x

	S&P Global	Moody's
CCR:	B-	B3
Senior secured:	B-	B3
Outlook:	Stable	Stable

Sources: Company filings, Markit, Bloomberg, S&P, Moody's

Notes:

1. Includes short-term investments of $87.95m as per Condor filings
2. Subject to springing maturity on April 2, 2027 if the Term Loans, as of April 1, 2027, are scheduled to mature earlier than March 31, 2028 as per Condor filings
3. RCF interest subject to a 0.25% reduction if the consolidated first lien leverage ratio does not exceed 3.2x as per Condor filings
4. Amended to transition from LIBOR to SOFR on April 19, 2023; CSA is 11.448bps for the one-month interest period, 26.161bps for the three-month period and 42.826bps for the six-month period as per Condor filings
5. Authorized to issue up to 10,000,000 shares of Series A preferred; dividends accrue daily on liquidation preference, payable semi-annually on January 1 and July 1 of each year as per Condor filings
6. At Condor's election, either in cash or PIK through an accrual of unpaid dividends until October 2, 2027; and solely in cash thereafter as per Condor filings
7. Presented at liquidation preference value
8. Condor Management-provided FDSO of 118.7m as of May 31, 2023
9. LTM metric per Condor Management on like-for-like basis to Standalone LRP pro forma for divestures of Ohio and Kansas City operations and wireless partnerships

59

PRELIMINARY DRAFT Seagull 34% Institutional investors 45% Retail/ undisclosed 18% Insiders 3% Chart Title Name Type %SO 1 Seagull Insider 34.0 2 Other insiders Insider 3.2 Other top shareholders 3 BlackRock Passive 9.7 4 Vanguard Passive 5.1 5 Dimensional Passive 3.5 6 Anchorage Capital Hedge Fund 3.3 7 State Street Passive 2.5 8 Wildcat Capital Long-only 2.2 9 Charles Schw ab Passive 1.7 10 Geode Passive 1.3 11 Renaissance Technologies Hedge Fund 1.2 12 Invesco Long-only 1.1 13 Private Management Group Long-only 1.0 14 Private Advisor Group LLC Long-only 0.9 15 Northern Trust Passive 0.7 16 Millennium Mng. Hedge Fund 0.6 17 M&G Investment Management Ltd. Long-only 0.5 18 American Money Mng. Long-only 0.5 19 Principal Global Long-only 0.4 20 Marshall Wace LLP Hedge Fund 0.4 Top 20 shareholders 73.7 Investor details Holding Condor shareholder base Source: FactSet (as of June 16, 2023) Shareholder overview Shareholder base overview B Appendix — Other supporting materials 60